Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Fourth Quarter 2016 Results:
Moderated Declines Year Over Year and Increased 4th Quarter Activity Points To Building Recovery

Richmond, Virginia, March 14, 2017...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the fourth quarter of 2016 of $33.1 million. This represents a decrease of $2.5 million or 7% when compared to net sales for the fourth quarter of 2015. Net sales for the full-year 2016 were $138.6 million, down $36.9 million or 21% from 2015.
For the fourth quarter of 2016 the Company recorded a net loss from continuing operations of $1.4 million, or $0.17 loss per share. This compares to a net loss from continuing operations of $17.7 million, or $2.04 loss per share for fourth quarter 2015. For the full-year 2016, the net loss from continuing operations totaled $7.0 million, or $0.81 loss per share. This compares to net loss from continuing operations of $10.3 million, or $1.18 per share for the full-year 2015.
The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•
Adjusted Net Loss for the fourth quarter of 2016 was $1.4 million, or $0.17 loss per share. This is compared to an Adjusted Net Income of $0.2 million, or $0.02 per share for the fourth quarter of 2015. For the full-year 2016, Adjusted Net Loss was $1.40 million, or $0.16 loss per share compared to an Adjusted Net Income of $7.5 million, or $0.86 per share for the full-year 2015.

•
Adjusted EBITDA for the fourth quarter of 2016 was $(0.8) million, or (2.4)% of sales. This compares to Adjusted EBITDA of $1.8 million, or 5.1% of sales for the fourth quarter of 2015. For the full-year 2016, Adjusted EBITDA was $5.5 million, or 4.0% of sales. This represents a decrease of $13.9 million or 72% when compared to 2015 results.

“We believe that Q4 will mark a positive turning point for both of Synalloy’s operating segments,” said Craig Bram, President and CEO. “The Chemical Segment has weathered the loss of its largest customer, losing approximately $7 million in annual revenue over the past three quarters. Through the addition of smaller accounts and an increased emphasis on cost control, the impact to Adjusted EBITDA was much less significant. Adjusted EBITDA in Q4 of 2016 was essentially flat with Q4 of 2015 and down only $623,000 for the year. Adjusted EBITDA margins actually improved by 150 basis points in Q4 and 170 basis points for the year. Year over year comparisons should turn favorable in Q2 of this year.”
“The Metals Segment was a mixed bag in Q4, with stainless steel pipe revenue down 17% over the same period last year. Tank revenue and seamless carbon pipe revenue both experienced positive moves, up 33% and 26% respectively, as higher energy prices have generated renewed activity in our end markets. Most importantly, orders and backlogs showed much improvement in Q4 and that progress has continued into the first half of Q1 2017. The current backlog at Palmer has more than doubled since the end of 2015 and BRISMET’s open orders were up almost 30% from year-end 2015. One final remark regarding inventory profits. For the first time in almost six years, we posted a very small inventory profit in our stainless steel pipe business in the fourth quarter. By comparison, we posted an inventory loss of over $2 million in Q4 of 2015. While this accounted for the majority of the difference in Adjusted EBITDA quarter over quarter, from a cash perspective, the quarter over quarter comparison was less than $800,000.”
Metals Segment
Metals Segment sales for the fourth quarter of 2016 totaled $21.9 million, a decrease of $0.5 million or 2% from the fourth quarter of 2015. Sales for the full-year 2016 were $90.2 million, a decrease of $24.7 million or 21% from 2015. Sales were affected during the fourth quarter and full-year 2016 by:

a)
Sales in prior year periods reflected stronger order shipments across all markets in early 2015, before the precipitous decline in oil prices occurred. Low nickel prices weighed heavily on stainless steel pipe sales throughout most of 2016, with only late year increases having some minor favorable impacts during the fourth quarter. That late year movement resulted in average nickel prices being up 14% for the fourth quarter, while the average for the full year of 2016 was down 19%, when compared to the same periods of the prior year, respectively. Those two impacts drove most of the comparable declines for stainless steel pipe sales which declined 17.3% and 28.0% for the same periods when compared to the prior year. In seamless heavy-wall carbon steel pipe and tube sales, increased fourth quarter demand, primarily related to improvements in the oil and gas sector and reduced inventory overhang, drove an increase of 26.4% for the fourth quarter, while decreasing 17.2% for the full-year 2016, when compared to respective prior year periods.

b)
Storage tank sales increased 33.4% and 1.0% for the fourth quarter and full-year 2016 when compared to the same periods for the prior year. The results highlight a move toward higher levels of activity in the Permian Basin and other Palmer delivery areas, as WTI pricing and other economic indicators have risen throughout the second half of 2016.

The Metals Segment's operating results from continuing operations increased $17.2 million to a loss of $1.3 million for the fourth quarter of 2016 compared to a loss of $18.5 million for the fourth quarter of 2015. For the full-year 2016, operating results from continuing operations for the Metals Segment increased $6.1 million to a loss of $7.0 million for 2016 compared to an operating loss of $13.1 million for 2015. Current year operating results was affected by the following factors:

a)	$2.2 million in net charges associated with the loss recognized on three Metal Segment properties sold as part of the sale-leaseback transaction that took place during the third quarter.

b)
Lost contribution margin due to lower volumes across all segments as continued low oil and gas prices, as well as sustained lower levels of customer spending across all industrial classes, had an unfavorable effect on sales and profits for our storage tank and carbon pipe distribution facilities, as well as our stainless steel welded pipe markets.

c)
As a result of continued low nickel prices during 2016, the Company experienced inventory margin compression of approximately $0.2 million and $5.8 million for the fourth quarter and full year of 2016. This compares to inventory margin compression of approximately $2.0 million and $6.8 million, respectively, for the same periods of 2015.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the fourth quarter of 2016 were $11.2 million, representing a $2.0 million or 15% decrease from the same quarter of 2015. Sales for the full-year 2016 were $48.4 million, a decrease of $12.2 million or 20% from 2015. Sales were affected during the fourth quarter and full-year 2016 by:
a) Lower sales due to in-sourcing of several products by customers who were able to absorb production due to weak demand for their other products, as well as delayed ramp-up of several new products due primarily to customer scheduling; and
b) Lower selling prices per pound for oil based products. With the reduction in oil prices, the Segment's raw material costs decreased, which resulted in lower passed through material value as part of the billed selling prices.
Operating income for the fourth quarter of 2016 approximated the same period in 2015 at $1.0 million. For the full-year, operating income was $4.7 million and $5.7 million for 2016 and 2015, respectively, a decrease of $1.0 million or 17.4%. The decrease in operating income for the quarter and full-year was directly related to the lower sales levels.
Other Items
Unallocated corporate expenses for the fourth quarter of 2016 decreased $0.3 million to $1.4 million (4.2% of sales) compared to $1.7 million (4.8% of sales) for the fourth quarter of 2015. For the full-year, unallocated corporate expenses increased $0.6 million to $5.7 million (4.1% of sales) in 2016 up from $5.1 million (2.9% of sales) in 2015. The fourth quarter decrease resulted from lower professional fees partially offset by higher sale-leaseback costs, incentive based bonuses and directors fees. Unallocated corporate expenses for the full-year increased primarily from higher personnel costs, directors fees and one-time sale-leaseback closing expenses partially offset by lower professional fees.
Acquisition costs for 2016 and 2015 resulted from costs associated with the Marcegaglia USA and Specialty acquisitions.
Interest expense was $0.1 million and $0.3 million for the fourth quarters of 2016 and 2015, respectively. For the full year, interest expense decreased to $0.9 million for 2016 compared to $1.4 million for 2015. Interest expense decreased during 2016 as the Company used the proceeds from the September 30, 2016 sale-leaseback transaction to pay off the remaining term loan and lower the outstanding balance of the revolving line of credit.
The change in fair value of the interest rate swap contracts decreased unallocated expenses for the fourth quarters of 2016 and 2015 by $0.3 million and $0.2 million, respectively. For the full-years of 2016 and 2015, the effect of the interest rate swap contracts on unallocated expenses was insignificant. During the third quarter of 2016, the swap contract entered into on September 3, 2013 was settled leaving only the swap contract entered into on August 12, 2012 outstanding as of December 31, 2016.
During the third quarter of 2016, the Company completed a sale-leaseback transaction whereby all of the Company's operating real estate assets were sold to a third party and are being leased back by the Company. The Company received sales proceeds of $22.0 million, or approximately $4.2 million in excess of net book value of total assets sold. Pursuant to the applicable accounting standards, the Company was required to calculate the gain or loss associated with the transaction on a property by property basis. As a result, losses associated with three of the properties in this transaction, totaling $2.5 million, were charged against earnings during the third quarter of 2016. Gains associated with the remaining three properties, totaling approximately $6.7 million, were deferred and will be amortized on the straight-line method over the initial lease term of 20 years. Total incremental costs associated with the sale-leaseback transaction for 2016 is as follows:

	4th Quarter	Full-Year
Metals Segment Operating (Income) Loss	$(60,000)	$2,166,000
Specialty Chemicals Operating (Income) Loss	(24,000)	206,000
Unallocated Corporate Expenses	64,000	165,000
Total incremental costs	$(20,000)	$2,537,000
During the third quarter 2015, the Company completed its revenue projections for Specialty in conjunction with its 2016 planning processes. As a result, the Company determined the projected revenues for 2016 would result in Specialty not meeting minimum earn-out levels for the second year calculation. Therefore, the contingent consideration liability was eliminated by recognizing a gain of approximately $2.4 million during 2015. During March 2015, lower oil prices affected the demand for Palmer's storage tank and separator products. It was evident from reviewing March and April financial results that the third year operating results for Palmer would not meet the minimum earn-out levels. As a result, a $2.5 million favorable adjustment was recorded in 2015 to eliminate the remaining balance of Palmer's earn-out liability.
In the fourth quarter of 2015, the Company received final proceeds from the settlement of the insurance claim for the fire at Palmer and recorded a casualty insurance gain of $923,000. This amount represents the value of insurance payments exceeding the net book value of assets damaged in the loss. The favorable casualty gain adjustment was recorded at the parent company level.
Other income of $0.1 million for the full-year 2015 represents life insurance proceeds received in excess of cash surrender value for a former officer of the Company.
The Company's effective tax rate was a benefit of 18 percent and 24 percent for the three month and full-year periods ended December 31, 2016, respectively. The full-year effective tax rate was lower than the statutory rate of 34 percent primarily due to taxable life insurance cash surrender value gains and other permanent differences reducing the amount of tax benefit on the pre-tax loss for the year. The effective tax rate was a benefit of four percent for the three month period ended December 31, 2015 and a tax expense of 21 percent for the full-year 2015. The full-year 2015 effective tax rate was lower than the 34 percent statutory rate primarily due to the non-deductibility of the Company's goodwill impairment charge offset by the non-taxable earn-out adjustment made in 2015. The year over year change in the effective rate is primarily related to the Company’s non-taxable / non-deductible adjustments in 2015 not recurring in 2016 and taxable life insurance cash surrender value gains.
On August 31, 2016, the Company amended its Credit Agreement with its bank to create a new credit facility in the form of an asset-based revolving line of credit (the “Line”) in the amount of $45,000,000. The Line was used to refinance and consolidate the existing line of credit and two of the Company's three existing term loans in the aggregate amount of approximately $24,200,000. The maturity date of the Line is February 28, 2019. Interest on the Line is calculated using the One Month LIBOR Rate (as defined in the Credit Agreement), plus 1.85 percent. Borrowings under the Line are limited to an amount equal to a Borrowing Base calculation (as defined in the Credit Agreement) that includes eligible accounts receivable and inventory.
The Company's cash balance decreased $0.3 million from $0.4 million at the end of 2015 to $0.1 million as of December 31, 2016 and is comprised of the following:

a)
On September 30, 2016, the Company completed the sale of its real estate properties in Tennessee, South Carolina, Texas and Ohio to Store Capital Acquisitions for a purchase price of $22 million. Concurrent with the sale of its real properties, the Company leased back all real properties sold to Store Capital Acquisitions. The closing of the sale-leaseback transaction provided the Company with net proceeds (after transaction-related costs) of approximately $21.9 million. The proceeds were used to pay off the remaining term loan and lower the Line's outstanding balance;

b) Net accounts receivable increased $0.1 million at December 31, 2016 when compared to the prior year end, which resulted from a three percent increase in sales for the last two months of the fourth quarter 2016 compared to the last two months of the fourth quarter 2015. Also, days sales outstanding, calculated using a three-month average basis, decreased three days to 51 days outstanding at the end of 2016 from 54 days outstanding at the end of 2015;

c)
Net inventories decreased $3.0 million at December 31, 2016 as compared to year-end 2015 with the Metals Segment accounting for the majority of the decrease (down $2.7 million). During 2016, the Company continued its initiative to lower inventory levels. Inventory turns increased one percent from 1.89 turns at December 31, 2015, calculated on a three-month average basis, to 1.90 turns at December 31, 2016, as lower inventory levels were substantially offset by lower sales levels;

d)
Accounts payable increased $4.4 million as of December 31, 2016 from the prior year-end. The increase was entirely in the Metals Segment as BRISMET purchased a large amount of inventory in December to obtain favorable pricing for an order that will ship in early 2017 combined with increased inventory purchases for Palmer and Specialty to support projected 2017 sales levels. Also, accounts payable days outstanding at year-end was increased by approximately seven days to 52 days;

e)	A $3.0 million escrow deposit was made during the fourth quarter in conjunction with the Marcegaglia USA acquisition. This amount was used to offset total funds due at closing.
f) During June 2016, the Company cancelled three whole-life insurance policies on prior officers of the Company which resulted in the receipt of $1.5 million for their cash surrender value. This resulted in other assets decreasing $1.4 million as of December 31, 2016 when compared to the prior year-end;
g) Accrued expenses increased $6.0 million as of December 31, 2016 from the prior year-end.

•
The condensed balance sheet as of December 31, 2016, reflects offsetting balances (non-cash reserve with a corresponding indemnified receivable) related to the judgment received on an ongoing lawsuit which was initially identified during the Company's due diligence associated with the acquisition of Palmer. Palmer has filed a motion for a new trial and is currently analyzing its options should the motion for a new trial be denied, including, but not limited to, a full appeal of the matter. Resolution of this matter is not expected until the fourth quarter of 2017, at the earliest. The Company and Palmer are fully indemnified by the former shareholders of Palmer.

•	A $3.1 million payment was made during 2016 for the settlement of the Synalloy Fabrication, LLC (discontinued operation) lawsuit; and

h)	Capital expenditures for the full-year 2016 were $3.0 million.
The Company had $8.8 million of borrowings under the line of credit as of December 31, 2016. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The Company was in compliance with all covenants as of December 31, 2016.
On December 31, 2015, the company elected to change its fiscal year from a 52-53 week year ending the Saturday nearest to December 31 to a calendar year ending December 31 effective with Fiscal year 2015. The Company made this change prospectively and did not adjust operating results for prior periods. The change of month-end date had an insignificant effect on year over year financial statement comparability.
Outlook
2017 and 2018 offer the potential for significant recovery for all of Synalloy’s operating businesses. We recently closed on the purchase of the stainless steel pipe operations of Marcegaglia USA. These assets in combination with BRISMET, create the largest domestic producer of welded stainless steel pipe in North America. We will spend the balance of 2017 integrating the two units and look forward to realizing cost savings and pursuing opportunities for increased revenue. The prospect of rising commodity prices, both oil and nickel, should continue to benefit our Metals businesses over the next several years. Capital spending in the downstream energy markets, along with infrastructure spending should increase demand for all of Synalloy Metals’ products.
The Chemicals businesses have an excellent pipeline of new product opportunities that we expect to enhance performance as we move into the second quarter of 2017. One recent example is that we have signed a three-year contract to supply a fire retardant product used in the manufacture of telephone and computer cable and expect production to commence in June. This product will be produced at CRI Tolling.
The 2017 plan calls for total company revenue of $184 million, with the Metals Segment contributing $129 million and the Chemicals Segment generating $55 million. Net Income for 2017 is estimated to be approximately $4.3 million. The Metals Segment and Specialty Chemicals Segment will contribute operating profit of approximately $6.9 million and approximately $6.4 million, respectively. These amounts will be offset by unallocated corporate expenses and taxes totaling approximately $9.0 million. Adjusted EBITDA for the Company is projected at approximately $16.3 million, with the Metals Segment and Specialty Chemicals Segment generating Adjusted EBITDA of approximately $13.8 million and approximately $7.7 million,respectively, offset by unallocated corporate expenses totaling approximately $5.2 million. A reconciliation of Net Income and Adjusted EBITDA for the 2017 plan can be found in the attached schedules.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairments, inventory pricing change, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, manufacturing variances, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairments, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory pricing change, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, manufacturing variances, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015

Net sales from continuing operations
Metals Segment	$21,883,000	$22,420,000	$90,215,000	$114,908,000
Specialty Chemicals Segment	11,167,000	13,145,000	48,351,000	60,552,000
	$33,050,000	$35,565,000	$138,566,000	$175,460,000
Operating (loss) income from continuing operations
Metals Segment operations	$(1,386,000)	$(1,521,000)	$(4,821,000)	$2,822,000
Gain (loss) on sale-leaseback	60,000	—	(2,166,000)	—
Goodwill impairment charge	—	(17,158,000)	—	(17,158,000)
Business interruption proceeds	—	189,000	—	1,246,000
Total Metals Segment	(1,326,000)	(18,490,000)	(6,987,000)	(13,090,000)
Specialty Chemicals Segment operations	937,000	1,040,000	4,888,000	5,665,000
Gain (loss) on sale-leaseback	24,000	—	(206,000)	—
Specialty Chemicals Segment	961,000	1,040,000	4,682,000	5,665,000
Unallocated straight line lease cost - sale-leaseback	(102,000)	—	(102,000)	—
	(467,000)	(17,450,000)	(2,407,000)	(7,425,000)
Unallocated (income) expense
Corporate	1,398,000	1,723,000	5,733,000	5,106,000
Acquisition costs	30,000	46,000	106,000	500,000
Interest expense	110,000	312,000	933,000	1,353,000
Change in fair value of interest rate swap	(264,000)	(192,000)	13,000	42,000
Earn-out adjustments	—	—	—	(4,897,000)
Casualty insurance gain	—	(923,000)	—	(923,000)
Other income	—	—	—	(136,000)

Net loss from continuing operations
before income taxes	(1,741,000)	(18,416,000)	(9,192,000)	(8,470,000)
(Benefit from) provision for income taxes	(305,000)	(699,000)	(2,198,000)	1,799,000

Net loss from continuing operations	(1,436,000)	(17,717,000)	(6,994,000)	(10,269,000)
Loss from discontinued operations, net of tax (1)	—	(1,251,000)	(99,000)	(1,251,000)

Net loss	$(1,436,000)	$(18,968,000)	$(7,093,000)	$(11,520,000)

Net loss per common share from continuing operations
Basic	$(0.17)	$(2.04)	$(0.81)	$(1.18)
Diluted	$(0.17)	$(2.04)	$(0.81)	$(1.18)

Net loss per common share from discontinued operations
Basic	$—	$(0.14)	$(0.01)	$(0.14)
Diluted	$—	$(0.14)	$(0.01)	$(0.14)

Average shares outstanding
Basic	8,666,000	8,682,000	8,650,000	8,710,000
Diluted	8,666,000	8,682,000	8,650,000	8,710,000

Other data:
Adjusted EBITDA (2)	$(791,000)	$1,800,000	$5,516,000	$19,424,000
(1) On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab") and on August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly-owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. All non-recurring costs associated with these dispositions have been included as discontinued operations in the consolidated financial statements.
(2) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA three categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material), and 3) Inventory valuation adjustments, including: a) Inventory pricing change - the calculated value that profits would improve (decline) if metal and alloy pricing indices were neutral period to period, b) Inventory cost and aged inventory adjustments - value of periodic adjustment to inventory carrying value unrelated to the periodic earnings, and c) Eliminate manufacturing variance effect - the calculated value to apply favorable (unfavorable) manufacturing absorption in the period actually incurred, rather than through inventory valuation amortization. This treatment shows the real operational impact on earnings of higher or lower manufacturing activity levels.  For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Consolidated
Net loss from continuing operations	$(1,436,000)	$(17,717,000)	$(6,994,000)	$(10,269,000)
Adjustments:
Interest expense	110,000	255,000	933,000	1,353,000
Change in fair value of interest rate swap	(264,000)	(192,000)	13,000	42,000
Income taxes	(305,000)	(699,000)	(2,198,000)	1,799,000
Depreciation	914,000	843,000	4,235,000	4,358,000
Amortization	615,000	627,000	2,460,000	2,277,000
Inventory pricing change	194,000	2,012,000	5,751,000	6,842,000
Inventory cost adjustment	(244,000)	234,000	(1,869,000)	789,000
Aged inventory adjustment	—	—	67,000	(190,000)
Acquisition costs	30,000	46,000	106,000	500,000
Shelf registration costs	—	5,000	145,000	68,000
Earn-out adjustments	—	—	—	(4,897,000)
Eliminate manufacturing variance effect	(689,000)	—	(494,000)	—
Casualty insurance gain	—	(923,000)	—	(923,000)
Goodwill impairment charge	—	17,158,000	—	17,158,000
Gain on excess death benefit	—	—	—	(134,000)
Other adjustments	—	—	125,000	—
Stock option / grant costs	168,000	117,000	460,000	517,000
Sale-leaseback loss and related transaction expenses	82,000	—	2,639,000	—
Retention expense	34,000	34,000	137,000	134,000
Adjusted EBITDA	$(791,000)	$1,800,000	$5,516,000	$19,424,000
% sales	(2.4)%	5.1%	4.0%	11.1%

Metals Segment
Operating loss from continuing operations	$(1,326,000)	$(18,490,000)	$(6,987,000)	$(13,090,000)
Adjustments:
Depreciation expense	593,000	605,000	2,696,000	2,918,000
Amortization expense	609,000	564,000	2,437,000	2,255,000
Inventory pricing change	194,000	2,012,000	5,751,000	6,842,000
Inventory cost adjustments	(244,000)	234,000	(1,869,000)	789,000
Aged inventory adjustment	—	—	67,000	(190,000)
Goodwill impairment charge	—	17,158,000	—	17,158,000
Eliminate manufacturing variance effect	(689,000)	—	(494,000)	—
Other adjustments	—	—	51,000	—
Stock option / grant costs	38,000	32,000	135,000	127,000
Sale-leaseback (gain) loss	(60,000)	—	2,166,000	—
Retention expense	34,000	34,000	137,000	134,000
Metals Segment Adjusted EBITDA	$(851,000)	$2,149,000	$4,090,000	$16,943,000
% segment sales	(3.9)%	9.6%	4.5%	14.7%

Specialty Chemicals Segment
Operating income	$961,000	$1,040,000	$4,682,000	$5,665,000
Adjustments:
Depreciation expense	291,000	215,000	1,426,000	1,354,000
Amortization expense	6,000	6,000	23,000	22,000
Other adjustments	—	—	74,000	—
Stock option / grant costs	14,000	9,000	45,000	38,000
Sale-leaseback loss	(24,000)	—	206,000	—
Specialty Chemicals Segment Adjusted EBITDA	$1,248,000	$1,270,000	$6,456,000	$7,079,000
% segment sales	11.2%	9.7%	13.4%	11.7%

Reconciliation of Net Loss and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015

Loss from continuing operations before
taxes, as reported	$(1,741,000)	$(18,416,000)	$(9,192,000)	$(8,470,000)

Adjustments:
Inventory pricing change	194,000	2,012,000	5,751,000	6,842,000
Inventory cost adjustment	(244,000)	234,000	(1,869,000)	789,000
Aged inventory adjustment	—	—	67,000	(190,000)
Acquisition costs	30,000	46,000	106,000	500,000
Shelf registration costs	—	5,000	145,000	69,000
Earn-out adjustments	—	—	—	(4,897,000)
Eliminate manufacturing variance effect	(689,000)	—	(494,000)	—
Gain on excess death benefit	—	—	—	(134,000)
Other adjustments	—	—	125,000	—
Stock option / grant costs	168,000	117,000	460,000	517,000
Casualty insurance gain	—	(923,000)	—	(923,000)
Goodwill impairment charge	—	17,158,000	—	17,158,000
Sale-leaseback loss and related transaction expenses	82,000	—	2,639,000	—
Retention expense	34,000	34,000	137,000	134,000

Adjusted (loss) income from continuing
operations before income taxes	(2,166,000)	267,000	(2,125,000)	11,395,000

(Benefit from) provision for income taxes at 34%	(736,000)	91,000	(723,000)	3,874,000

Adjusted net (loss) income from continuing operations	$(1,430,000)	$176,000	$(1,402,000)	$7,521,000

Average shares outstanding, as reported
Basic	8,666,000	8,682,000	8,650,000	8,710,000
Diluted	8,666,000	8,682,000	8,650,000	8,710,000

Adjusted net (loss) income from continuing
operations per common share
Basic	$(0.17)	$0.02	$(0.16)	$0.86
Diluted	$(0.17)	$0.02	$(0.16)	$0.86

Condensed Consolidated Balance Sheets
(unaudited)	Dec 31, 2016	Dec 31, 2015

Assets
Cash	$63,000	$391,000
Accounts receivable, net	18,029,000	17,946,000
Inventories	60,800,000	63,816,000
Indemnified contingencies	11,340,000	238,000
Sundry current assets	7,272,000	2,705,000
Total current assets	97,504,000	85,096,000

Property, plant and equipment, net	27,324,000	46,294,000
Goodwill	1,355,000	1,355,000
Intangible assets, net	12,309,000	14,746,000
Other assets	146,000	1,552,000

Total assets	$138,638,000	$149,043,000

Liabilities and Shareholders' Equity
Accounts payable	$16,685,000	$12,266,000
Accrued expenses and other current liabilities	16,087,000	9,993,000
Current portion of long-term debt	—	4,534,000
Total current liabilities	32,772,000	26,793,000

Long-term debt	8,804,000	23,410,000
Long-term portion of deferred sale-leaseback gain	6,268,000	—
Other long-term liabilities	2,201,000	3,686,000
Shareholders' equity	88,593,000	95,154,000

Total liabilities and shareholders' equity	$138,638,000	$149,043,000

2017 Plan Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(unaudited)	2017 Plan
Consolidated
Net income from continuing operations	$4,282,000
Adjustments:
Interest expense	764,000
Income taxes	2,206,000
Depreciation	4,391,000
Amortization	2,598,000
Inventory pricing change	(181,000)
Inventory cost adjustment	(336,000)
Acquisition / integration costs	1,097,000
Eliminate manufacturing variance effect	480,000
Stock option / grant costs	468,000
Sale-leaseback loss and related transaction expenses	73,000
Retention expense	437,000
Adjusted EBITDA	$16,279,000
% sales	8.8%

Metals Segment
Operating loss from continuing operations	$6,881,000
Adjustments:
Depreciation expense	2,932,000
Amortization expense	2,575,000
Inventory pricing change	(181,000)
Inventory cost adjustments	(336,000)
Acquisition / integration costs	1,097,000
Eliminate manufacturing variance effect	480,000
Stock option / grant costs	145,000
Sale-leaseback (gain) loss	(240,000)
Retention expense	437,000
Metals Segment Adjusted EBITDA	$13,790,000
% segment sales	10.7%

Specialty Chemicals Segment
Operating income	$6,423,000
Adjustments:
Depreciation expense	1,274,000
Amortization expense	23,000
Stock option / grant costs	57,000
Sale-leaseback loss	(94,000)
Specialty Chemicals Segment Adjusted EBITDA	$7,683,000
% segment sales	11.2%